Exhibit 3-1

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 01:29 PM 03/11/2003

030161856 - 3634706

CERTIFICATE OF INCORPORATION

OF

MOTOR TREND AUTO SHOWS INC.

The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that:

FIRST:          The name of this corporation is Motor Trend Auto Shows Inc.

SECOND:     Its Registered Office in the State of Delaware is to be located at 9 East Loockerman Street, Suite 1B, In the City of Dover, County of Kent, 19901.  The Registered Agent in charge thereof is National Registered Agents, Inc.

THIRD:         The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

               FOURTH:      The amount of the total authorized capital stock of the corporation is 1,000, all of which are of a par value of $0.01 dollars each and classified as Common stock.

               FIFTH:            The name and mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS

Beverly C. Chell	745 Fifth Avenue, 23rd Floor
New York, NY 10151

SIXTH:           The duration of the corporation shall be perpetual.

SEVENTH:     The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented and amended.

EIGHTH:     The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

Dated on this 28th day of February, 2003.

Beverly C. Chell
Beverly C. Chell, Incorporator